Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-91121, 333-35016, 333-38080, 333-38194, 333-47024, 333-88864 and 333-116400) of  Agilent Technologies, Inc. of our report dated December 22, 2006, except with respect to our opinion on the consolidated financial statements, insofar as it relates to segment information in Note 23 as to which the date is October 11, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Agilent Technologies, Inc., which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP

San Jose, California

October 11, 2007